Exhibit 5.1

Milbank, Tweed, Hadley & McCloy LLP

28 Liberty Street

New York, NY 10005

January 17, 2017

MGM Growth Properties Operating Partnership LP

6385 S. Rainbow Blvd., Suite 500

Las Vegas, Nevada 89118

MGP Finance Co-Issuer, Inc.

6385 S. Rainbow Blvd., Suite 500

Las Vegas, Nevada 89118

Ladies and Gentlemen:

We have acted as securities counsel to MGM Growth Properties Operating Partnership LP, a Delaware limited partnership (the “Operating Partnership”), MGP Finance Co-Issuer, Inc., a Delaware corporation (the “Co-Issuer” and, together with the Operating Partnership, the “Issuers”), and each of MGP Lessor Holdings, LLC, a Delaware limited liability company, and MGP Lessor, LLC, a Delaware limited liability company (together, the “Guarantors”), in connection with the filing of a registration statement under the Securities Act of 1933, as amended (the “Act”), on Form S-4 with the Securities and Exchange Commission (the “Registration Statement”), with respect to: (a) up to $1,050,000,000 in aggregate principal amount of 5.625% Senior Notes due 2024 (the “2024 Exchange Notes”) of the Issuers, and the related guarantees of the 2024 Exchange Notes (the “2024 Exchange Guarantees”) by the Guarantors to be issued in exchange for an equal aggregate principal amount of the Issuers’ outstanding 5.625% Senior Notes due 2024 (the “2024 Initial Notes”) and the related guarantees of the 2024 Initial Notes issued April 20, 2016 pursuant to (i) the Indenture, dated as of April 20, 2016, among the Issuers, the guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the supplemental indenture dated as of April 25, 2016 (the “2024 Indenture”) and (ii) the Registration Rights Agreement, dated as of April 20, 2016, as supplemented by the registration rights agreement joinder dated as of April 25, 2016 (the “2024 Registration Rights Agreement”), among the Issuers, the guarantors party thereto and the other parties party thereto; and (b) up to $500,000,000 in aggregate principal amount of 4.500% Senior Notes due 2026 (the “2026 Exchange Notes” and, together with the 2024 Exchange Notes, the “Exchange Notes”) of the Issuers, and the related guarantees of the 2026 Exchange Notes (the “2026 Exchange Guarantees” and, together with the 2024 Exchange Guarantees, the “Exchange Guarantees”) by the Guarantors to be issued in exchange for an equal aggregate principal amount of the Issuers’ outstanding 4.500% Senior Notes due 2026 (the “2026 Initial Notes” and, together with the 2024 Initial Notes, the “Initial Notes”) and the related guarantees of the 2026 Initial Notes issued August 12, 2016 pursuant to (i) the Indenture, dated as of August 12, 2016, among the Issuers, the guarantors party thereto and the Trustee (the “2026 Indenture” and, together with the 2024 Indenture, the “Indentures”) and (ii) the Registration Rights Agreement, dated as of August 12, 2016 (the “2026 Registration Rights Agreement” and, together with the 2024 Registration Rights Agreement, the “Registration Rights Agreements”), among the Issuers, the guarantors party thereto and the other parties party thereto.

In rendering the opinions expressed below, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. As to various questions of fact material to such opinions, we have, when relevant facts were not independently established, relied upon certificates of officers and representatives of the Issuers and the Guarantors and public officials, statements contained in the Registration Statement and other documents as we have deemed necessary as a basis for such opinions.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below,

and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

1. The Co-Issuer is validly existing as a corporation and has full power and authority (corporate or other) to execute, deliver and perform its obligations under each of the Indentures, the Exchange Notes and the Exchange Guarantees (collectively, the “Transaction Documents”). The Co-Issuer has duly authorized the execution and delivery of the Indentures and the Exchange Notes.

2. Each of the Exchange Notes, when executed, delivered and authenticated in accordance with the provisions of the applicable Indenture and when exchanged by the holders thereof for the applicable Initial Notes in the manner contemplated by the Registration Statement and in accordance with the terms of the applicable Registration Rights Agreement and Indenture, will constitute valid and legally binding obligations of each Issuer, enforceable against each Issuer in accordance with their terms, subject to the qualification that enforceability of the obligations of each Issuer thereunder may be limited by (i) bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (ii) the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity) including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of good faith, reasonableness, fair dealing and materiality.

3. Each of the Exchange Guarantees, when the Exchange Notes are executed, delivered and authenticated in accordance with the provisions of the applicable Indenture and exchanged by the holders thereof for the applicable Initial Notes in the manner contemplated by the Registration Statement and in accordance with the terms of the applicable Registration Rights Agreement and Indenture, will constitute valid and legally binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms, subject to the qualification that (i) enforceability of the obligations of each of the Guarantors thereunder may be limited by (x) bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and (y) the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity) including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of good faith, reasonableness, fair dealing and materiality, and (ii) the waiver of defenses by the Guarantors in such guarantees may be limited by principles of public policy in New York.

We express no opinion as to (i) the applicability to the obligations of any Guarantor under the applicable Exchange Guarantees of such Guarantor of (or the enforceability of such obligations under) Section 548 of Chapter 11 of Title 11 of the United States Code, as amended, Article 10 of the New York Debtor and Creditor Law, as amended, or any other provision of law relating to fraudulent conveyances, transfers or obligations or (ii) any provisions of the law of the jurisdiction of incorporation or organization of any Guarantor restricting dividends, loans or other distributions by a corporation or other business entity or association for the benefit of its stockholders or similar persons.

To the extent that the obligations of the Issuers and the Guarantors under the Exchange Notes, the Exchange Guarantees and the Indentures, as applicable, may be dependent upon such matters, we have assumed for purposes of this opinion that (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the Trustee has been duly qualified to engage in the activities contemplated by the Indentures; (iii) except in each case to the extent specifically set forth above with respect to the Co-Issuer, (a) each party to each of the Transaction Documents is duly organized and validly existing under the laws of the jurisdiction of its organization and has full power and authority (corporate or other) to execute, deliver and perform its obligations under the Transaction Documents; (b) the Transaction Documents have been duly authorized by all necessary action on the part of the parties thereto and (c) the Transaction Documents have been duly executed and delivered by each party thereto; (iv) the Indenture constitutes a legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; (v) the Trustee is in compliance generally and with respect to acting as Trustee under the Indenture, with all applicable laws and regulations; and (vi) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

In connection with the foregoing opinions, we have also assumed that at the time of the issuance and delivery of the Exchange Notes and the Exchange Guarantees, there will not have occurred any change in law affecting the validity, legally binding character or enforceability of the Exchange Notes or the Exchange Guarantees and that the issuance and delivery of the Exchange Notes and the Exchange Guarantees, all of the terms of the Exchange Notes and the Exchange Guarantees and the performance by the Issuers and the Guarantors of their respective obligations thereunder will comply with applicable law and with each requirement or restriction imposed by any court or governmental body having jurisdiction over either of the Issuers or any of the Guarantors and will not result in a default under or a breach of any agreement or instrument then binding upon either of the Issuers or any of the Guarantors.

The foregoing opinions are limited to matters involving the laws of the State of New York and the State of Delaware, and we do not express any opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus contained in such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied on for any other purpose. The opinions set forth in this letter are effective as of the date hereof. We express no opinions other than as herein expressly set forth, and no expansion of our opinions may be made by implication or otherwise. We do not undertake to advise you of any matter within the scope of this letter which comes to our attention after the delivery of this letter, and we disclaim any responsibility to advise you of future changes in law or fact which may affect the above opinions.

Very truly yours,

/s/ Milbank, Tweed, Hadley & McCloy LLP